Exhibit 10.6
AMENDMENT TO STOCK OPTION AGREEMENTS
          This AMENDMENT TO STOCK OPTION AGREEMENTS, dated this ___ day of December, 2008 (the “Amendment”), is entered into by and between HEALTH CARE REIT, INC., a Delaware corporation (the “Corporation”), and                      (the “Participant”).
          Whereas, the Corporation and the Participant entered into the Stock Option Agreements (with Dividend Equivalent Rights) listed on Schedule A attached hereto (each an “Agreement” and collectively, the “Agreements”); and
          Whereas, the Corporation and the Participant now desire to amend the Agreements as stated herein and effective as of January 1, 2009 in order to ensure compliance with Section 409A of the Internal Revenue Code, as amended (the “Code”), and the rules and regulations promulgated thereunder.
          Now Therefore, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:
     1. Amendment of Section 8.
          Section 8 of each Agreement is hereby deleted in its entirety and replaced with the following:
          “8. Dividend Equivalent Rights.
          The Participant is hereby granted rights to receive deferred payments equivalent in value to the dividends payable on the shares of Common Stock (“Dividend Equivalent Rights”) issuable under the Options if such shares were outstanding on the dividend record dates between the date the Options were granted to the Participant and the termination date specified on Schedule A, or if earlier, the date of a Change in Corporate Control, the termination of the Participant’s employment with the Corporation, or the Participant’s death, Disability (as defined in the Plan) or retirement (collectively, the “Triggering Events” and each, a “Triggering Event”). An unfunded bookkeeping account shall be created for the Participant and the Participant’s rights to the balances credited to such account shall be no greater than those of an unsecured creditor of the Corporation.
          On each dividend record date occurring after the date of grant of the Options and before the date the Options become exercisable, the Participant’s account shall be credited with a dollar amount equal to the dividends payable with respect to the shares of Common Stock issuable under the Options if such shares were outstanding on the dividend record date:
     (a) In the case of a cash dividend declared on the Common Stock, the amount credited to the Participant’s account with respect thereto shall be equal to the dividend declared per share of Common Stock multiplied by the number of shares of Common Stock subject to the Options as of the dividend record date; and
     (b) In the case of a stock dividend declared on the Common Stock, the amount credited to the Participant’s account with respect thereto shall be equal to the dividend declared per share of Common Stock multiplied by (i) the number of shares of Common Stock subject to the Options and (ii) the current fair market value of a share of Common Stock on the dividend payment date.
          When the Options with respect to which the Participant has been granted Dividend Equivalent Rights first become exercisable pursuant to Section 2, 9, 10, 11 or 12, the Participant shall be entitled to receive from the Corporation a distribution equal to (i) the dollar amount then accumulated in his or her account, as described above, and not previously distributed as provided in this section, multiplied by (ii) a fraction the numerator of which shall be the number of shares subject to the Options that first become exercisable on such date and the denominator of which shall be the sum of such number and the total number of shares subject to Options that have not yet become exercisable. The Participant’s account shall be debited by a dollar amount equal to the distribution. If the Options with respect to which the Participant has been granted Dividend Equivalent Rights first become exercisable pursuant to Section 2, 10, 11 or 12, the distribution shall be delivered to the Participant in the form of a cash payment within 60 days following the date such Option first becomes exercisable under Section 2, 10, 11 or 12. If the Options with respect to which the Participant has been granted Dividend Equivalent Rights first become exercisable under Section 9, the distribution shall be delivered to the Participant in the form of a cash payment within 60 days following the first to occur of: (a) the date such Option would otherwise have become exercisable under Section 2, and (b) the date of the Participant’s termination of employment.
          In addition, after the Options have become exercisable, the Participant shall be entitled to receive from the Corporation each quarter distributions equal to the quarterly dividend declared per share of Common Stock multiplied by the number of shares of Common Stock that have become exercisable until the termination date specified on Schedule A, or if earlier, on the date of a Triggering Event. Such distributions shall be paid in cash within 90 days following the end of each calendar quarter. In connection with the distributions described in this section, the Participant shall satisfy all tax withholding obligations in a manner described in Section 7 above.
          The right to receive Dividend Equivalent Rights shall survive the exercise of the Options by the Participant. However, all rights and claims to the Dividend Equivalent Rights will terminate on the termination date specified on Schedule A, or if earlier, on the date of a Triggering Event without regard to any additional periods of time during which the Options may continue to be exercised.”
     2. Amendment of Section 11.
          Section 11 of each Agreement is hereby deleted in its entirety and replaced with the following:
          “11. Effect of Disability.
          If a Participant incurs a Disability, (i) any portion of the Options not previously exercisable under Section 2 shall become exercisable and shall continue to be exercisable for a period of twelve (12) months following the date of termination of employment, but in no event later than the termination date of the Options specified in Section 3, and (ii) the Participant shall be entitled to receive a cash payment of any balance then credited to the Participant’s Dividend Equivalent Rights account pursuant to Section 8.”

     3. Addition of New Section 18.
          Each Agreement is hereby amended to add a new Section 18 at the end thereof, immediately following Section 17 to read as follows:
          “18. Section 409A Compliance.
          This Agreement is intended to comply with the requirements of Section 409A of the Code and shall be interpreted and construed consistently with such intent. To the extent any amounts under this Agreement are payable by reference to the Participant’s “termination of employment,” such term shall be deemed to refer to the Participant’s “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h) (without regard to any permissible alternative definition thereunder)) with the Corporation and all entities treated as a single employer with the Corporation under Section 414(b) and (c) of the Code but substituting a 50% ownership level for the 80% ownership level set forth therein. Notwithstanding any other provision in this Agreement, if the Participant is a “specified employee,” as defined in Section 409A of the Code, as of the date of the Participant’s separation from service, then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon the Participant’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of the Participant’s separation from service, such payment shall be delayed until the earlier to occur of (a) the six-month anniversary of the separation from service or (b) the date of Participant’s death.”
     4. Further Amendments; Full Force and Effect of Remainder of the Agreements.
          In the event the terms of the Agreements and/or this Amendment would subject the Participant to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Corporation and the Participant shall cooperate diligently to amend the terms of the Agreements and/or this Amendment to avoid such 409A Penalties, to the extent possible. In addition, the Participant expressly authorizes the Corporation to modify the termination dates specified on Schedule A after the date hereof if such modifications (a) remain neutral to the Corporation and the Participant, or (b) extend the period of time during which the Participant will receive Dividend Equivalent Rights. In the event it is determined by the Corporation (in its sole discretion) that the modifications set forth in this Amendment are not required by Section 409A of the Code and the rules and regulations promulgated thereunder, then the Corporation may determine (in its sole discretion) that all or any sections of this Amendment shall be null and void. Except as amended hereby, the Agreements will remain in full force and effect according to their terms.

          In Witness Whereof, the parties have executed this Amendment on the date and year first above written.

ATTEST	HEALTH CARE REIT, INC.

WITNESS:	PARTICIPANT:

SCHEDULE A

Termination Date of
Stock Option Agreement (with	Dividend Equivalent
Dividend Equivalent Rights)	Rights
1. Stock Option Agreement (with Dividend Equivalent Rights), dated January 26, 2004, between the Corporation and the Participant	June 30, 2013

2. Stock Option Agreement (with Dividend Equivalent Rights), dated January 24, 2005, between the Corporation and the Participant	September 30, 2013

3. Stock Option Agreement (with Dividend Equivalent Rights), dated January 23, 2006, between the Corporation and the Participant	December 31, 2014

4. Stock Option Agreement (with Dividend Equivalent Rights), dated January 22, 2007, between the Corporation and the Participant	September 30, 2016

5. Stock Option Agreement (with Dividend Equivalent Rights), dated January 21, 2008, between the Corporation and the Participant	March 31, 2017